Exhibit 10.16

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Settlement Agreement”) entered into as of the 15th day of June, 2011, among Chuy’s Holdings, Inc., a Delaware corporation (the “Company”), Goode Partners (as defined herein) and the Shackelford Affiliates (as defined herein). “Goode Partners” shall mean, collectively, Goode Chuy’s Co-Investors, LLC, Goode Consumer Advisors LLC, and Goode Consumer Fund I, L.P. (formerly known as Goode Consumer Investors, L.P.) (the “Fund”). For purposes hereof, “Portfolio Companies” shall mean any companies in which the Fund has made an investment as of the date of this Settlement Agreement. “Shackelford Affiliates” shall mean, collectively, Clint Shackelford (“Mr. Shackelford”), CR Opportunities I, L.P., and Camino Real Advisors LLC.

WHEREAS, there is a dispute among the parties regarding the number of shares subject to the Non-Qualified Stock Option Agreement dated December 6, 2006 (the “Option Agreement”) granted by the Company to Mr. Shackelford pursuant to the Company’s 2006 Stock Option Plan (the “Plan”); and

WHEREAS, the parties wish to enter into this Settlement Agreement in full settlement and discharge of all claims and obligations between and among them, as applicable, including those arising out of the Option Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties agree as follows:

1. Option/Repurchase Rights. The Company acknowledges that, on May 20, 2011, Mr. Shackelford exercised his option to purchase 83,334 shares of the Company’s common stock pursuant to the Option Agreement (the “Option Shares”) and that Mr. Shackelford is entitled to a special dividend of $52,896 with respect to the Option Shares. The Company hereby waives any right to repurchase the Option Shares pursuant to Section 8 of the Option Agreement and the Company and Goode Partners each hereby acknowledges and agrees that neither the Company, Goode Partners nor their affiliates have any repurchase or other rights with respect to the Option Shares other than those rights and obligations specifically set forth in the Stockholders Agreement (as defined herein). Mr. Shackelford shall have no further right to purchase any shares of the Company pursuant to the Option Agreement, the Plan or otherwise. Certificates representing the Option Shares shall be delivered to Mr. Shackelford concurrently with the execution of this Settlement Agreement.

2. Payments. Concurrently with the execution of this Settlement Agreement by the Company and Mr. Shackelford, the Company shall pay to Mr. Shackelford the sum of $175,000.

3. Put Option. The Company hereby grants to Mr. Shackelford the right to require the Company to purchase all or any portion of the Options Shares upon the terms and conditions hereinafter set forth (the “Put Option”). Mr. Shackelford may only exercise the Put Option only one time, by delivering a single written notice of exercise to the Company between June 15, 2012 and August 13, 2012, which notice shall specify the number of Option Shares with respect to which the Put Option is being exercised. The purchase price for the Option Shares upon exercise of the Put Option shall be equal to $5.25 multiplied by the number of Option Shares with respect to which the Put Option is being exercised. In the event the Put Option is exercised, the closing of the purchase of the Option Shares by the Company shall take place at the offices of the Company no later than fifteen (15) days after the Company’s receipt of the notice of exercise. At such closing, (i) Mr. Shackelford shall deliver the certificates for the Option Shares, and (ii) the Company shall pay the purchase price by check, wire transfer or such other method approved by the Company and Mr. Shackelford. In the event of a Change in Control (as defined in the Plan) (a) that is a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Internal Revenue Code Section 409A, (b) that occurs before August 13, 2012, and (c) in which the holders of common stock of the Company receive less than $5.25 per share in the applicable transaction, Mr. Shackelford shall be entitled to receive $5.25 per share with respect to the Option Shares held by him upon such Change in Control.

4. Drag Along and Tag Along Rights. Mr. Shackelford will have drag along and tag along rights with respect to the Option Shares as per the stockholders agreement in effect among the Company and its stockholders (the “Stockholders Agreement”), and, for purposes of clarity, Mr. Shackelford shall be deemed a “Stockholder” as defined in the Stockholders Agreement. In addition, in the event of an initial public offering of the Company’s capital stock under the Securities Act of 1933, as amended, on or prior to August 13, 2012, Mr. Shackelford will have the right, at his choosing, to sell, offer for sale, or otherwise dispose of all or any portion of the Option Shares in the registration statement covering the shares to be issued in such initial public offering. The Company agrees that it will not request, and the Company and Goode Partners agree that they will waive and not enforce any requirement, that Mr. Shackelford enter into a lockup or any similar agreement precluding Mr. Shackelford from selling his Option Shares, including such provisions that are included in Section 14 of the Option Agreement and Section 3.3 of the Stockholders Agreement.

5. Releases.

(a) On the date hereof, the Shackelford Affiliates, in consideration of good and valuable consideration received and to be received from the Company hereunder, the sufficiency of which is acknowledged, releases and discharges the Company, Goode Partners, and their respective current and former parents, divisions, subsidiaries and affiliates and each and all of their current and former assigns, officers, directors, stockholders, employees, representatives, agents, and attorneys and each and all of their respective heirs, personal representatives, successors and assigns (collectively, the “Company Releasees”), of and from all claims, demands, causes of action, suits, actions, proceedings, judgments, debts, damages, liabilities and obligations, whether at law or in equity or otherwise, whether known or unknown, which he or his heirs, personal representatives, successors and assigns had, have or may hereafter have against the Company Releasees for, on or by reason of any matter of any nature whatsoever, from the beginning of the world up to and including the date of this Settlement Agreement, except this release shall not apply to any right, claim, cause of action or injury related to the Excluded Matters (as defined below). Nothing herein shall be construed as an admission by any Company Releasee that any Shackelford Affiliate has any claim against it. The Shackelford Affiliates and their respective heirs, personal representatives, successors and assigns further waive any and all manner of notice, knowledge or discovery of any and all such actual or alleged claims or cause of action. The Excluded Matters are the Shackelford Affiliates’: (1) rights to indemnification, defense and insurance under (i) the existing director and officer indemnification agreement entered into between Mr. Shackelford and the Company, and (ii) the certificates of incorporation, bylaws or comparable organizational documents of the Company, Goode Partners and their respective subsidiaries and affiliates; (2) enforcement of this Settlement Agreement; (3) enforcement of the Stockholders Agreement; and (4) co-investments in Portfolio Companies, including the following limited liability company agreements: Goode Chuy’s Co-Investors LLC; Goode LOH Co-Investors LLC; Goode Intermix Co-Investors LLC; Goode Rosa Co-Investors LLC; Goode Rad Co-Investors, LLC; Goode Bowling Co-Investors LLC; Generation Green Co-Investors LLC.

(b) On the date hereof, each of the Company and Goode Partners, in consideration of good and valuable consideration received and to be received from the Shackelford Affiliates hereunder, the sufficiency of which is acknowledged, releases and discharges the Shackelford Affiliates and their respective heirs, personal representatives, successors and assigns (together, the “Shackelford Releasees”), of and from all claims, demands, causes of action, suits, actions, proceedings, judgments, debts, damages, liabilities and obligations, whether at law or equity or otherwise, whether known or unknown, which the Company, Goode Partners or their respective affiliates, successors or assigns had, have or may hereafter have against the Shackelford Releasees for, on or by reason of any matter of any nature whatsoever, from the beginning of the world up to and including the date of this Settlement Agreement; except that the Company in no way releases or discharges the Shackelford Affiliates’ obligations under the Company Excluded Matters (as defined below). Nothing herein shall be construed as an admission by any Shackelford Releasee that the Company has any claim against him or it. The Company, Goode Partners and their respective successors and assigns further waive any and all manner of notice, knowledge or discovery of any and all such actual or alleged claims or cause of action. The Company Excluded Matters are the Company’s or Goode Partners’, as applicable: (1) enforcement of this Settlement Agreement; (2) enforcement of the Stockholders Agreement; (3) enforcement of the second paragraph under the “Representations and Covenants” section of the Senior Advisor Agreement between Mr. Shackelford and GCP Investors, LLC dated February 2, 2006 (the “Senior Advisor Agreement”), and (4) co-investments in Portfolio Companies, including the following limited liability company agreements: Goode Chuy’s Co-Investors LLC; Goode LOH Co-Investors LLC; Goode Intermix Co-Investors LLC; Goode Rosa Co-Investors LLC; Goode Rad Co-Investors, LLC; Goode Bowling Co-Investors LLC; Generation Green LLC (collectively, the “Portfolio Company LLC Agreements”).

6. Non-Disparagement. Each Shackelford Affiliate agrees to refrain from making any libelous or slanderous statements of fact about the Company or any of its subsidiaries, Goode Partners or its Portfolio Companies, their personnel, or any of their products and services. Each Shackelford Affiliate agrees to refrain from making any libelous or slanderous statements of fact to any members of the news media or industry about the Company or any of its subsidiaries or Goode Partners or its Portfolio Companies, their personnel, or any of their products and services. Each of Goode Partners and the Company agrees to refrain from making (i) any libelous or slanderous statements of fact about the Shackelford Affiliates, or their respective business activities or services, and (ii) any libelous or slanderous statements of fact to any members of the news media or industry about the Shackelford Affiliates or their respective business activities or services.

7. Entire Agreement. This Settlement Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter and shall not be modified or terminated except by a written instrument executed by the parties hereto. This Settlement Agreement shall be interpreted in accordance with Internal Revenue Code Section 409A. No particular tax result for Mr. Shackelford with respect to any income recognized by Mr. Shackelford in connection with this Settlement Agreement is guaranteed. Failure of a party to enforce one or more of the provisions of this Settlement Agreement or to require at any time performance of any of the obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Settlement Agreement or such party’s right thereafter to enforce any provision of this Settlement Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

8. Severability. If any provision of this Settlement Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Settlement Agreement shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

9. Successors and Assigns. This Settlement Agreement shall inure to the benefit of, be binding on and be enforceable by, the parties and their respective heirs, personal representatives, successors and assigns.

10. Communications. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: President, with a copy to Goode Partners, and any notice to Mr. Shackelford shall be addressed to Mr. Shackelford at his address on file with the Company. Any written notice required to be given to a party pursuant thereto shall be deemed to be duly given only when actually received.

11. Construction; Counterparts. The headings contained in this Settlement Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References in this Settlement Agreement to Sections are to the sections of this Settlement Agreement. This Settlement Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

12. No Withholding Taxes. The Company shall not withhold from any amounts payable under this Settlement Agreement any Federal, state, and local taxes.

13. Governing Law. This Settlement Agreement shall be governed by the laws of the State of Texas applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles. Any disputes regarding this Settlement Agreement shall be resolved in the federal or state courts of the State of Texas and each party of this Settlement Agreement expressly consents to the jurisdiction of such courts to resolve any such dispute.

[Signature Pages Attached]

IN WITNESS WHEREOF, each of the parties has executed this Settlement Agreement as of the date first set forth above.

CHUY’S HOLDINGS, INC.

By	/s/ Jose Ferreira, Jr.	/s/ Clint Shackelford
	Jose “Joe” Ferreira, Jr.	CLINT SHACKELFORD
Chairman of the Board

GOODE CONSUMER ADVISORS LLC		CR OPPORTUNITIES I, L.P.

By	/s/ Jose Ferreira, Jr.	By	/s/ Clint Shackelford, manager
	Jose Ferreira, Jr.		Camino Real Advisors, LLC
General Partner

GOODE CONSUMER FUND I, L.P.		CAMINO REAL ADVISORS LLC

By	/s/ Jose Ferreira, Jr.	By	/s/ Clint Shackelford, manager
Jose Ferreira, Jr.

GOODE CHUY’S CO-INVESTORS LLC

By	/s/ Jose Ferreira, Jr.
Jose Ferreira, Jr.

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